                                                                      EXHIBIT 21


                           SUBSIDIARIES OF THE COMPANY

SUBSIDIARY                                STATE OR JURISDICTION OF INCORPORATION

American Country Insurance Company                   Illinois

American Country Financial Services                  Illinois
         Corp.


American Country Professional Services               Delaware
         Corp.

American Country Underwriting Agency, Inc.           Illinois